Exhibit 99.1

5600 Cox Road, Glen Allen, VA 23060  Telephone: (804) 267-8000  Fax: (804) 267-8466   Website: www.landam.com

FOR IMMEDIATE RELEASE                        Pam Pastor
January 10, 2009                               Investor Relations Specialist
                                    Phone: (804) 267-8043
                                    ppastor@landam.com

TED CHANDLER DEPARTS LANDAMERICA FINANCIAL GROUP

RICHMOND, VA - In light of the completion of the sale by LandAmerica Financial Group, Inc. of its principal title insurance subsidiaries to Fidelity National Financial, Inc. on December 22, 2008, Theodore L. Chandler, Jr., the Company’s Chairman and Chief Executive Officer, is leaving the Company effective January 15, 2009.

The Company’s principal title insurance subsidiaries represented approximately 85% of the Company’s revenues.  The Company is now focused on disposing of its remaining businesses.   Mr. Chandler leaves on good terms, as the Company, in its dramatically scaled-down form, no longer offers Mr. Chandler the same executive responsibilities and challenges previously available to him.   He intends to devote his time to resuming an active role in the Richmond community, focusing on issues of importance to him, and will pursue other business and personal opportunities.

Additionally, as of today, LandAmerica's 13 - member Board of Directors has been reduced to five members.  Thomas G. Snead, Jr. has become Chairman of the Board and the remaining Board members include John P. McCann, Robert F. Norfleet, Jr., Robert T. Skunda and Marshall B. Wishnack.

“Ted Chandler has served LandAmerica stakeholders exceptionally well given the unprecedented collapse of the real estate, credit and capital markets,” said Dr. Eugene P. Trani, Lead Director of the Board of Directors.  “On behalf of the Board of Directors, we thank Ted for his service to the Company and wish him success in his future endeavors.”

Following Mr. Chandler’s departure, the Company’s Chief Restructuring Officer, Jonathan Mitchell, will lead the organization.  Effective January 9, 2009, Melissa Hill, formerly President of the Company’s Residential Services channel, will assume the position of Executive Vice President of Operations and will oversee the operations of the remaining businesses and will report directly to Mr. Mitchell.

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